Exhibit 99.1

Natural Health Trends Reports Fourth Quarter and Full Year 2018 Financial Results

•	Full year net income increased 32% year-over-year to $31.0 million

•	Full year cash flow from operations increased 12% year-over-year to $29.7 million

•	Declared special dividend of $0.08 per share for the fourth quarter

•	Returned $31.5 million to shareholders via dividends in 2018, up 83% year-over-year from $17.2 million

HONG KONG – February 22, 2019 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Financial Highlights

•	Total revenue of $41.6 million decreased 10% compared to $46.1 million in the fourth quarter of 2017, and decreased 12% compared to $47.0 million in the third quarter of 2018.

◦	Revenue from the Company’s Hong Kong operations, which represented 86% of total revenue, was $35.8 million, a decrease of 10% compared to $39.6 million in the fourth quarter of 2017.

◦	Revenue outside of Hong Kong of $5.8 million decreased 10% compared to $6.5 million in the fourth quarter of 2017.

•
Gross profit was $32.8 million compared to $36.7 million in the fourth quarter of 2017, and $37.1 million in the third quarter of 2018. As a percent of total revenue, gross profit was 79% compared to 80% in the fourth quarter of 2017 and 79% in the third quarter of 2018.

•
Operating income was $5.7 million compared to $8.7 million in the fourth quarter of 2017, and $7.8 million in the third quarter of 2018. As a percent of total revenue, operating income was 14% compared to 19% in the fourth quarter of 2017 and 17% in the third quarter of 2018.

•
Net income was $5.6 million, or $0.49 per diluted share, compared to a net loss of $4.5 million, or $0.40 per diluted share, in the fourth quarter of 2017, and net income of $7.6 million, or $0.67 per diluted share, in the third quarter of 2018. Net loss for the fourth quarter of 2017 included a one-time net charge of $12.5 million, or $1.11 per diluted share, as a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The one-time net charge was due to the repatriation tax on the deemed repatriation of foreign income and the re-measurement of net deferred tax assets. Excluding the impact of the Tax Act, Non-GAAP earnings per diluted share were $0.71 in the fourth quarter of 2017. Non-GAAP earnings per diluted share is defined below and is reconciled to earnings per diluted share in the table entitled “Reconciliation from earnings per diluted share to Non-GAAP earnings per diluted share.”

•	The number of Active Members[1] increased 1% to 97,840 at December 31, 2018, compared to 97,160 at September 30, 2018, and increased 2% compared to 95,670 at December 31, 2017.

[1]	Natural Health Trends defines Active Members as those that have placed at least one product order with the Company during the preceding twelve-month period.

Full Year 2018 Financial Highlights

•	Total revenue of $191.9 million decreased 3% compared to $197.6 million in 2017.

•	Gross profit was $152.5 million compared to $158.9 million in 2017. As a percent of total revenue, gross profit was 80%, consistent with 2017.

•	Operating income was $33.7 million compared to $43.1 million in 2017. As a percent of total revenue, operating income was 18% compared to 22% in 2017.

•
Net income was $31.0 million, or $2.74 per diluted share, compared to net income of $23.6 million, or $2.09 per diluted share, in 2017. Excluding the impact of the Tax Act, Non-GAAP earnings per diluted share were $3.20 in 2017.

Management Commentary

“While 2018 was a challenging year, I’m very pleased with the ability of our company and members to navigate the difficult macroeconomic environment,” commented Chris Sharng, President of Natural Health Trends Corp. “This unpredictable and challenging operating climate, driven by increased global trade tensions, China’s slowing economy and a weaker currency resulted in a decline in revenue. Notably, the Chinese Yuan’s depreciation of 10% against the Hong Kong dollar since February essentially made our products more expensive for our Chinese consumers in 2018. Without the impact of the Yuan devaluation, revenue for the full year of 2018 would have been flat with 2017.”

Mr. Sharng further commented, “While we experienced attractive growth in many global markets and are encouraged by the continuing positive sentiment from our leaders, given the global macroeconomic backdrop and the increased regulatory and media scrutiny in China, we are cautious regarding our performance in 2019 due to the potential impact on our operations from the global trade environment, exchange rate fluctuations, adverse local publicity and the Chinese government’s 100-day campaign. As a result of this campaign and consistent with our past strategies and those of peers, we voluntarily decided in January to temporarily suspend our member activities while proactively cooperating with all relevant government agencies to ensure we continue to conduct our business in compliance with all applicable laws in China. While I am confident this is the best approach to position our Company to successfully operate in the long-term, this suspension of member activities may have a material adverse effect on our business in the near-term. Despite these elements that are beyond our control, we remain focused on geographical expansion opportunities and leader education to further our progress.”

Corporate Development

The Company has relocated its corporate headquarters from Los Angeles, California to Hong Kong. The strategic decision was made to align with and further expand the Company’s presence in Asia, where the majority of its business is conducted, improve operational efficiency, and provide greater access between leaders, members and the Company.

Balance Sheet and Cash Flow

•
Net cash provided by operating activities was $4.4 million, compared to $11.3 million in the fourth quarter of 2017. For the full year of 2018, net cash provided by operating activities was $29.7 million, compared to $26.6 million in 2017.

•
Total cash and cash equivalents were $132.7 million at the end of the fourth quarter of 2018, up from $132.2 million as of the third quarter of 2018, and down slightly from $135.3 million as of the fourth quarter 2017.

•
On January 27, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.16, as well as a special cash dividend of $0.08 per share on outstanding common stock. The dividends will be payable on March 15, 2019 to stockholders of record as of March 5, 2019.

•
As of December 31, 2018, $32.0 million of the stock repurchase program previously approved on July 28, 2015 and increased on January 13, 2016 remained available for future purchases, inclusive of related estimated income tax.

The Company expects to issue its 2018 audited financial results in March with its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission. The financial results are preliminary and the accompanying financial statements have not been audited or have not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s 2018 audited financial results.

Use of Non-GAAP Financial Measure

The Company included in this release a non-GAAP financial measure, “Non-GAAP earnings per diluted share,” which is derived by excluding the one-time net charge resulting from the Tax Act from the most directly comparable GAAP financial measure of “earnings per diluted share” for both the quarter and year ended December 31, 2017.

Management’s exclusion of the one-time net charge in calculating Non-GAAP earnings per diluted share is intended to facilitate a more useful period-to-period comparison of the Company’s financial results and to provide additional information about the incremental impact of the Tax Act, namely the repatriation tax on the deemed repatriation of foreign income and the re-measurement of net deferred tax assets to which the Company was subject in the fourth quarter and year ended December 31, 2017. This non-GAAP financial measure is supplemental and should not be considered in isolation or as a substitute for the corresponding financial measure prepared in accordance with GAAP.

The Company’s financial statements provided with this release include a reconciliation of Non-GAAP earnings per diluted share to earnings per diluted share.

Fourth Quarter and Full Year 2018 Financial Results Conference Call

Management will host a conference call to discuss the fourth quarter and full year 2018 financial results today, Thursday, February 21, 2019 at 4:30 p.m. Eastern Time. The conference call details are as follows:

Date:	Thursday, February 21, 2019
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13687705
Webcast:	http://public.viavid.com/index.php?id=133312
For those unable to participate during the live broadcast, a replay of the call will also be available from 7:30 p.m. Eastern Time on February 21, 2019 through 11:59 p.m. Eastern Time on March 7, 2019 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13687705.

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 27, 2018 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel (Hong Kong): +852-3107-0800
Tel (U.S.): 310-541-0888
scott.davidson@nhtglobal.com

Investor Contact:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$132,653	$135,311
Inventories	12,165	8,398
Other current assets	5,369	7,534
Total current assets	150,187	151,243
Property and equipment, net	934	1,149
Goodwill	1,764	1,764
Restricted cash	2,998	3,167
Deferred tax asset	1,207	1,435
Other assets	831	796
Total assets	$157,921	$159,554
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,631	$1,751
Income taxes payable	287	309
Accrued commissions	12,502	11,170
Other accrued expenses	6,121	7,605
Deferred revenue	6,795	4,455
Amounts held in eWallets	14,611	15,152
Other current liabilities	1,137	1,479
Total current liabilities	43,084	41,921
Income taxes payable	16,982	19,052
Deferred tax liability	186	56
Long-term incentive	7,808	7,904
Total liabilities	68,060	68,933
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	86,415	86,683
Retained earnings	44,431	44,908
Accumulated other comprehensive loss	(1,250)	(413)
Treasury stock, at cost	(39,748)	(40,570)
Total stockholders’ equity	89,861	90,621
Total liabilities and stockholders’ equity	$157,921	$159,554

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net sales	$41,590	$46,092	$191,910	$197,563
Cost of sales	8,821	9,424	39,367	38,645
Gross profit	32,769	36,668	152,543	158,918
Operating expenses:
Commissions expense	20,211	19,796	87,502	83,638
Selling, general and administrative expenses	6,825	8,186	31,309	32,221
Total operating expenses	27,036	27,982	118,811	115,859
Income from operations	5,733	8,686	33,732	43,059
Other income, net	324	143	789	367
Income before income taxes	6,057	8,829	34,521	43,426
Income tax provision	498	13,317	3,486	19,848
Net income (loss)	$5,559	$(4,488)	$31,035	$23,578
Net income (loss) per common share:
Basic	$0.49	$(0.40)	$2.75	$2.10
Diluted	$0.49	$(0.40)	$2.74	$2.09
Weighted-average number of common shares outstanding:
Basic	11,321	11,272	11,304	11,251
Diluted	11,329	11,272	11,318	11,267
Cash dividends declared per common share	$0.34	$0.27	$2.77	$1.52

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2018	2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,035	$23,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	424	536
Stock-based compensation	—	35
Cumulative translation adjustment realized in net income	—	(258)
Deferred income taxes	358	(1,644)
Changes in assets and liabilities:
Inventories	(3,879)	2,843
Other current assets	2,065	(3,399)
Other assets	(55)	(61)
Accounts payable	(116)	(392)
Income taxes payable	(2,077)	18,676
Accrued commissions	1,410	(2,417)
Other accrued expenses	(883)	(6,033)
Deferred revenue	2,359	(481)
Amounts held in eWallets	(509)	(3,875)
Other current liabilities	(326)	(179)
Long-term incentive	(96)	(324)
Net cash provided by operating activities	29,710	26,605
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(214)	(278)
Net cash used in investing activities	(214)	(278)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(31,512)	(17,218)
Net cash used in financing activities	(31,512)	(17,218)
Effect of exchange rates on cash, cash equivalents and restricted cash	(811)	485
Net (decrease) increase in cash, cash equivalents and restricted cash	(2,827)	9,594
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	138,478	128,884
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$135,651	$138,478

SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Issuance of treasury stock for employee awards, net	$554	$1,393

NATURAL HEALTH TRENDS CORP.
RECONCILIATION FROM EARNINGS PER DILUTED SHARE TO NON-GAAP EARNINGS PER DILUTED SHARE

	Three Months Ended December 31, 2017	Year Ended December 31, 2017
	(Unaudited)
Net income (loss) per diluted share	$(0.40)	$2.09
Exclude Tax Act one-time net charge per share	1.11	1.11
Non-GAAP earnings per diluted share	$0.71	$3.20